EXHIBIT 99.1




NEWS RELEASE
------------

Date:     August 9, 2004
Contact:  Joe L. Powers
          Executive Vice President
          P.O. Box 141000
          Nashville, TN  37214-1000
Phone:    (615) 902-1300    Fax:  (615) 883-6353
Website:  www.thomasnelson.com



           THOMAS NELSON POSTS 77% INCREASE IN NET INCOME FOR
                    1ST QUARTER OF FISCAL YEAR 2005

Nashville, TN. August 9, 2004 - Thomas Nelson, Inc. (NYSE: TNM) today announced its financial results for the first quarter of fiscal 2005:

Net revenue increased to $49.0 million in the three months through June 30, 2004 compared $41.8 million in the prior year's comparable period, a 17% gain.

Net income grew to $1.9 million compared to $1.1 million in the same quarter a year ago, a 77% increase.

Earnings per share were up in the recent period to $0.13 (basic) compared to $0.07 last year, and $0.12 compared to $0.07, diluted, which represents increases of 86% and 71%, respectively.

Thomas Nelson's balance sheet improved, showing total debt of $3.5 million and a cash and cash equivalent balance of $23.6 million as of June 30, 2004, compared to $7.1 million and $8.9 million as of June 30, 2003, respectively.

"Two products launched late in the last fiscal year were our top performers in this year's first quarter," noted Sam Moore, Chairman and Chief Executive Officer. "Breaking the DaVinci Code, a work of popular scholarship by Darrell
L. Bock, Ph.D., examines the Biblical evidence underpinning the best-selling work of fiction. Dr. Bock's book enjoyed a strong market reception, and we have introduced a Spanish-language translation."

"Refuel, from Nelson Bibles, is our latest Biblezine(TM). This is a full-text version of the New Testament in a magazine format designed to appeal to teen boys. It, too, was introduced late last fiscal year. We originated this publishing concept with Revolve, created for teen girls, which continues to sell well a year after its launch. I am pleased to report," Mr. Moore continued, "that we introduced our third entry in this series, Becoming, designed to appeal to women, in mid-June."

"Our financial results for the period demonstrate continued progress and reflect growth, although the year-to-year percentage increases are obviously affected by the smallness of the absolute numbers. Sales increased, year over year across each of our major distribution channels. We believe there are signs that business is starting to rebound in the religious book store market after several years of pressure. Our share of this market has increased in recent years, and we expect to benefit from any sustained recovery in this channel. Additionally," Mr. Moore noted, "our categories, Christian and inspirational, are among the fastest growing at general bookstores, and, here, too, we are benefiting from the market trend."

"We're coming off our best year ever," noted Michael Hyatt, President and Chief Operating Officer. "Our oldest operation, Bible publishing, saw an increase in unit sales of almost 20% in fiscal 2004, which demonstrates the power of a creative and market-sensitive approach to spreading an old yet thoroughly contemporary message."

"Our newest division, WestBow Press, publishes works of Christian-centered fiction and is less than a year old. Already it is making an important contribution to our product line and our bottom line," said Mr. Hyatt. "Works of fiction account for about 50% of adult book sales in the general market and approximately 20% of sales in the Christian market. When we consolidated all of Nelson's fiction works into WestBow last year, the genre accounted for less than 5% of our sales. We see great potential here over time."

Mr. Hyatt declared:  "Our business has momentum in the marketplace right now.
I think this is due in part to our strategy of focusing on our core businesses of Bible and book publishing. I am pleased that our best-selling books can come from a variety of our publishing divisions, authors, product formats, and market channels."

This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) and the actual results may differ materially from those contained in the forward-looking statements due to known and unknown risks and uncertainties. Any one or more of several risks and uncertainties could account for differences between the forward-looking statements that are made today and the actual results, including with respect to our sales, profits, liquidity and capital position. These factors include, but are not limited to: softness in the general retail environment or in the markets for our products, the timing and acceptance of products being introduced to the market, the level of product returns experienced, the level of margins achievable in the marketplace, the collectibility of accounts receivable, the recoupment of royalty advances, the effects of acquisitions or dispositions, the financial condition of our customers and suppliers, the realization of inventory values at carrying amounts, our access to capital, the outcome of any future Internal Revenue Service audits, and the realization of income tax and intangible assets. These conditions cannot be predicted reliably and the Company may adjust its strategy in light of changed conditions or new information. Thomas Nelson disclaims any obligation to update forward-looking statements.

Thomas Nelson, Inc. will host a conference call related to this earnings release at 1:30 p.m. CDT on Monday, August 9, 2004. Individuals may listen to the call by dialing (800) 310-1961. The confirmation number for the call is 224077. The live broadcast of Thomas Nelson's quarterly conference call will be available online by going to www.thomasnelson.com/news and at www.streetevents.com. The online replay will be available shortly after the call and continue through August 17, 2004.

Thomas Nelson, Inc. is a leading publisher, producer and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's Common stock and Class B Common stock are listed on the New York Stock Exchange (TNM-NYSE).

                                     ###


                     THOMAS NELSON, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (000's omitted, except per share data, unaudited)
                                                        Three Months Ended
                                                              June 30,
                                                        -------------------
                                                          2004       2003
                                                        --------   --------
NET REVENUES                                            $ 49,008   $ 41,831
COSTS AND EXPENSES:
   Cost of goods sold                                     28,938     25,875
   Selling, general and administrative                    16,286     13,665
   Depreciation and amortization                             588        560
                                                        --------   --------
     Total expenses                                       45,812     40,100
                                                        --------   --------
OPERATING INCOME                                           3,196      1,731
Other income                                                  67        191
Interest expense                                             220        244
                                                        --------   --------
Income before income taxes                                 3,043      1,678
Provision for income taxes                                 1,171        629
Minority interest                                              1         (8)
                                                        --------   --------
Net income                                              $  1,871    $ 1,057
                                                        ========   ========
Weighted average number of shares outstanding:
     Basic                                                14,495     14,382
                                                        ========   ========
     Diluted                                              15,297     14,607
                                                        ========   ========

NET INCOME PER SHARE:
     Basic                                              $   0.13   $   0.07
                                                        ========   ========
     Diluted                                            $   0.12   $   0.07
                                                        ========   ========




                     THOMAS NELSON, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          (000's omitted, unaudited)

                                                        Three Months Ended
                                                              June 30,
                                                        -------------------
                                                          2004       2003
                                                        --------   --------
ASSETS
   Current assets:
     Cash and cash equivalents                          $ 23,634   $  8,943
     Accounts receivable, less allowances of
        $7,200 and $7,190, respectively                   44,616     42,999
     Inventories                                          36,104     37,924
     Prepaid expenses                                     16,094     15,567
     Assets held for sale                                    -        1,785
     Deferred tax assets                                   4,923      5,085
                                                        --------   --------
   Total current assets                                  125,371    112,303
   Property, plant and equipment, net                     13,068     11,444
   Other assets and deferred charges                       9,892      8,178
   Intangible assets                                         805        882
   Goodwill, net                                          29,304     29,304
                                                        --------   --------
TOTAL ASSETS                                            $178,440   $162,111
                                                        ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
     Accounts payable                                   $ 23,299   $ 19,910
     Accrued expenses                                      7,145      9,930
     Deferred revenue                                     12,437     12,703
     Dividends payable                                       581         -
     Income taxes currently payable                        2,808      3,393
     Current portion of long-term debt                     2,308      3,622
                                                        --------   --------
   Total current liabilities                              48,578     49,558

   Long-term debt, less current portion                    1,154      3,461
   Deferred tax and other liabilities                     23,422     20,115
   Minority interest                                          10         35
                                                        --------   --------

   Shareholders' equity                                  105,276     88,942
                                                        --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $178,440   $162,111
                                                        ========   ========